Exhibit 99.1


       BOWLIN Outdoor Advertising & Travel Centers Incorporated Announces Stockholders Approve Merger With Lamar Advertising Company Transaction
                     Valued at Approximately $46.4 Million

ALBUQUERQUE, N.M., Jan. 19 /PRNewswire/ -- BOWLIN Outdoor Advertising & Travel Centers Incorporated (Amex: BWN - news), announced that its stockholders approved the previously announced merger with Lamar Advertising Company (Nasdaq:
LAMR - news) at a special meeting of stockholders held today at the company's headquarters in Albuquerque, New Mexico. In the transaction valued at approximately $46.4 million, shareholders of BOWLIN Outdoor Advertising & Travel Centers Incorporated will receive a total of 725,000 shares of Lamar Advertising Company (Lamar) common stock. Based on the closing price of Lamar's common stock on January 18, 2001 of $44.0625 per share, the aggregate value of the 725,000 shares is $31.9 million. Lamar also will assume $14.5 million of the company's long-term debt, resulting in a total transaction value of $46.4 million. The final value of the transaction is subject to the closing price of Lamar's common stock on the effective date of the merger.

The company announced that it had entered into an agreement and plan of merger with Lamar on October 4, 2000. Under the terms of the agreement and plan of merger, stockholders of the company will receive 0.15818 shares of Lamar Advertising Company common stock for each outstanding share of BOWLIN Outdoor Advertising & Travel Centers Incorporated common stock. The company anticipates consummating the merger on or about January 31, 2001. The merger does not include the company's wholly owned subsidiary, Bowlin Travel Centers, Inc.

The company previously announced its plans to spin off Bowlin Travel Centers in a dividend distribution. The company anticipates distributing one share of Bowlin Travel Centers common stock on January 30, 2001 for each share of BOWLIN Outdoor Advertising & Travel Centers Incorporation common stock outstanding on January 20, 2001. If stockholders sell their shares of the company between January 20 (the record date for the spin-off) and January 30, 2001, the sale will include the right to receive the shares of Bowlin Travel Centers to be distributed as a dividend on those shares. On or about January 22, 2001, the company anticipates distributing an information statement to its stockholders. Stockholders are encouraged to read the information statement carefully. It contains important information about the spin-off and about Bowlin Travel Centers.

BOWLIN Outdoor Advertising & Travel Centers Incorporated, a regional leader in non-metro markets for outdoor advertising displays, provides a full range of service that includes sales, design, production and installation. Bowlin Travel Centers, Inc. operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The company's current operations are located in the Southwestern United States.

BOWLIN Outdoor Advertising & Travel Centers Incorporated and Bowlin Travel Centers, Inc., each file reports with the Securities and Exchange Commission. Filings can be viewed at www.sec.gov.

Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.